Exhibit 99.1

News from Aon

Aon Signs Definitive Agreements to Sell

 Combined Insurance Co. and Sterling Life Insurance

ACE Limited to Acquire Combined Insurance Co. for $2.4 billion and Munich Re Group to Purchase Sterling Life Insurance for $352 million

- Strategic divestiture of Insurance Underwriting business further aligns core assets

- Company expects to receive after-tax cash proceeds and dividends of approximately $2.6 billion

- Company increases authorized share repurchase program by $2.6 billion

CHICAGO, IL — December 17, 2007 - Aon Corporation (NYSE: AOC) today announced that it has signed separate definitive agreements to sell its Combined Insurance Company of America (CICA) and Sterling Life Insurance Company (Sterling). The Sterling transaction is expected to be completed by the end of the first quarter 2008 and CICA is expected to be completed by the end of the second quarter 2008.

Aon also announced that it will devote the proceeds of these transactions to an increase in its previously authorized share repurchase program.  The program will increase by $2.6 billion, bringing the total amount currently available for repurchase to approximately $2.78 billion.

“Through these divestitures, we have further simplified our global organization and successfully executed our strategy to exit the lower margin and more capital intensive insurance underwriting business,” said Greg Case, president and chief executive officer, Aon Corporation.  “Our core assets will now be more strategically aligned as we expand our capabilities to better serve our risk brokerage and consulting clients. At the same time, the increased share repurchase program reflects our ongoing belief in the underlying positive momentum of the business and is an effective use of capital to maximize long-term shareholder value.”

Aon signed separate definitive agreements to sell its CICA business to ACE Limited for cash consideration of $2.4 billion and its Sterling business to Munich Re Group for cash consideration of $352 million, in each case subject to closing adjustments.  Additionally, the Company expects to extract a one-time cash dividend of $325 million from CICA prior to the close of the transaction.  Total after-tax cash proceeds and dividends are expected to be approximately $2.6 billion and are subject to final transaction costs.

Results of both CICA and Sterling will be placed into discontinued operations in the fourth quarter of 2007.

The purchase of shares will be dependent on prevailing market conditions, alternative uses of capital and other factors.  Through the close of trading on December 17, 2007, the Company had repurchased 48.1 million shares for $1.82 billion under the previously existing $2.0 billion share repurchase program authorized in November 2005 and increased in November 2006.

Aon Capital Markets, Credit Suisse Securities (USA) LLC and Merrill Lynch & Co. acted as advisors on the separate transactions.

About Aon

Aon Corporation (NYSE:AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  Through its 43,000 professionals worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions.  Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries.  Aon was ranked by A.M. Best as the number one global insurance brokerage in 2007 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance.  For more information on Aon, log onto www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to successfully close the sales our Combined Insurance and Sterling Life Insurance businesses, the impact of current, pending and future regulatory and legislative actions that affect our ability to market and sell, and be reimbursed at current levels for, our Sterling subsidiary’s Medicare Advantage health plans, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485